UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2015

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35493	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

On December 3, 2015, CoSine Communications (“CoSine”) issued a press release announcing that CoSine’s board of directors approved resolutions to effect a reverse stock split of CoSine’s common stock to be immediately followed by a forward split (the “Reverse/Forward Split”).  The Reverse/Forward Split is expected to be approved by stockholders on or about December 11, 2015.  Steel Partners Holdings L.P. (the “Company”) is CoSine’s controlling stockholder, and currently controls approximately 80.3% of CoSine’s outstanding common stock through a wholly-owned subsidiary.  Stockholders owning less than 80,000 shares of CoSine’s common stock at the effective time of the reverse split will have such shares cancelled and converted into the right to receive $4.40 for each share of Cosine common stock held prior to the reverse split.  The primary purpose of the Reverse/Forward split is to consolidate CoSine’s ownership structure and facilitate the reorganization of CoSine, by merger, as a wholly-owned subsidiary of WebFinancial Holding Corporation, an indirect subsidiary of the Company. The merger remains subject to approval by CoSine’s remaining stockholders. The Reverse/Forward Split will also eliminate the administrative burden of managing stockholder relations and communications and the expense of maintaining many small stockholder accounts; and allow minority CoSine stockholders the ability to liquidate their shares of common stock at a fair price, without having to pay brokerage commissions.

A copy of the full press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01 of this Current Report on Form 8-K.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 3, 2015.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

December 3, 2015	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

	By:	/s/ James F. McCabe, Jr.
James F. McCabe, Jr.
Chief Financial Officer

Exhibits

Exhibit No.	Description
99.1	Press Release dated December 3, 2015.